Exhibit 99.1

FOCUS Enhancements Completes Visual Circuits Acquisition;
Expands Product Suite to Include Networked Media Servers for Digital Signage

    CAMPBELL, Calif.--(BUSINESS WIRE)--June 2, 2004--FOCUS Enhancements, Inc. (Nasdaq:FCSE) has acquired substantially all the assets and assumed certain liabilities of Visual Circuits Corporation
(VCC) through the issuance of approximately 3.8 million shares of FOCUS Enhancements' common stock. VCC, located in Minneapolis, develops integrated hardware, software and network solutions that schedule, distribute, store and present digital video in a wide range of commercial media applications. The parties signed a definitive agreement for the acquisition of the assets on January 27th and first announced the transaction on January 28th.
    Brett Moyer, president and chief executive officer of FOCUS Enhancements, stated, "We are executing our `glass-to-glass' strategy, to ensure we provide the highest quality digital media workflow products for acquiring, managing, and distributing video to the professional markets. The VCC acquisition places FOCUS Enhancements in the rapidly growing markets of video information distribution and digital signage used by retailers, educators, healthcare and hospitality providers, retail and cable television operators, museums, theme parks, trade shows, and other businesses and institutions."

    -- VCC's networked media servers and devices enable users to manage, distribute and present standard and high-definition video and high-resolution graphics over terrestrial and satellite networks.

    -- At the National Association of Broadcasters trade show in April, VCC launched both the Gemini 2 Universal Media Card and the MANTIS MC(TM). The Gemini 2 Universal Media card is the first multi-channel, high-definition video-decoder PCI card with 32-bit accelerated graphics and dual functionality. The MANTIS, is the first multi-channel high-definition media player, delivering stunning and realistic image quality using the Gemini 2 Universal Media Card.

    -- VCC's products are currently used in more than 3500 retail and nearly 1500 healthcare locations throughout North America, with hundreds more throughout Europe and the Far East. For example, national retailers Wal-Mart and Best Buy use VCC solutions in thousands of locations to drive in-store video networks, delivering, storing and presenting content for programmed, live and interactive promotions, advertising and training.

    -- VCC's Firefly MZ, a network media player that drives digital signage content and applications, was recently tabbed as one of the "8 Great New Products" by Pro AV Magazine at the recent NSCA industry trade show. Firefly MZ will be featured in a digital signage seminar co-sponsored by JVC Professional Products, at the upcoming Infocomm trade show.

    -- Other VCC clients include such well-known entities as The Hard Rock Cafe, SEGA GameWorks, LEGO, NCAA Visitors Center, EPCOT, NASA, Daytona Raceway Museum and the American Museum of
        Natural History.

    David Parish, former VCC chief executive officer and now FOCUS Enhancements' new Executive VP of Business Development, continued, "Joining FOCUS Enhancements immediately increases VCC's distribution channels and exposure by aligning our products with a broad digital video workflow product suite. In addition, we are thrilled with the long-term synergies of marrying our network video solutions with the potential offered by FOCUS Enhancements' Ultra Wideband (UWB) wireless initiative. We intend to use the UWB chips to enable our standard and high definition networks to transmit video wirelessly, which we believe will be a great customer benefit."

    About Visual Circuits

    Founded in 1991, Visual Circuits has a reputation for its digital video expertise and is known for developing integrated hardware, software and network products that manage, schedule, distribute, store and present digital video in commercial-market media applications. Visual Circuits' products are found worldwide in retail, entertainment, education and healthcare facilities and range from circuit boards to standard and high-definition network-storage media appliances, all delivering industrial strength reliability with unique features and compelling value. Sold primarily through system integrators and commercial AV dealers, Visual Circuits' products are designed to serve both Pro AV and IT requirements. Under the terms of the asset acquisition, Visual Circuits will cease operations and liquidate its assets to its stockholders after all its creditors are paid. For more information on Visual Circuits, visit www.visualcircuits.com or call 800-250-5533.

    About FOCUS Enhancements, Inc.

    FOCUS Enhancements, Inc. (Nasdaq:FCSE) is a leading designer of world-class solutions in advanced, proprietary video technology. Headquartered in Campbell, CA, FOCUS Enhancements designs, develops, and markets video solutions in two distinct markets: advanced proprietary video conversion integrated circuits (ICs) and affordable, high quality, digital-video conversion and video production equipment. Semiconductor IC products include designs for PCs, game cards, Internet, set-top boxes, Internet appliances, and interactive TV applications, and they are sold directly to original equipment manufacturers (OEMs). FOCUS Enhancements' complete line of video presentation and video production devices are sold globally through resellers and distributors to the broadcast, education, cable, business, industrial, presentation, Internet, gaming, home video production and home theater markets. More information on FOCUS Enhancements may be obtained from the company's SEC filings, or by visiting the FOCUS Enhancements home page at http://www.FOCUSinfo.com.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. Demand for FOCUS Enhancements' products which impacts revenue and the gross margin percentage, is affected by business and economic conditions and changes in customer order patterns. Any projections are based upon many factors and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of FOCUS Enhancements. Important assumptions and other important factors, including risk factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's Form 10-KSB for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: Lippert/Heilshorn & Associates
             Lillian Armstrong, 415-433-3777
             Kirsten Chapman, 415-433-3777
             Brendan Lahiff, 415-433-3777
             Brendan@lhai-sf.com